Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954 (212) 455-2000 FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

May 16, 2019

Avantor, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Ladies and Gentlemen:

We have acted as counsel to Avantor, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (1) the issuance by the Company of up to 235,749,900 shares of Common Stock, par value $0.01 per share (the “Common Stock”) (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) (“Rule 462(b)”) in connection with the offering described in the Registration Statement, the “Company Common Shares”), (2) the issuance by the Company of up to 17,250,000 shares of Series A Mandatory Convertible Preferred Stock, with an initial liquidation preference of $50.00 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) in connection with the offering described in the Registration Statement, the “Preferred Shares”; the Preferred Shares, together with the Company Common Shares, the “Company Shares”), (3) the registration by the Company of up to 9,000,000 shares of Common Stock that may be issued as dividends (the “Dividend Shares”) on the Preferred Shares in accordance with the Certificate of Designations (as defined below) and (4) the sale of 100 shares of Common Stock by New Mountain Partners III, L.P., a Delaware limited partnership (the “Selling Stockholder”) (together with any additional shares of Common Stock that may be sold by the Selling Stockholder pursuant to Rule 462(b) in connection with the offering described in the Registration Statement, the “Selling Stockholder Shares”). The Preferred Shares are being issued under a Certificate of Designations to be dated as of the date of issuance thereof (the “Certificate of Designations”). Pursuant to the Certificate of Designations, the Preferred Shares will be convertible into shares of Common Stock (the “Conversion Shares”).

We have examined the Registration Statement, a form of the Second Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) and a form of the Certificate of Designations, each of which have been filed with the Commission as exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter and the Certificate of Designations are filed with the Secretary of State for the State of Delaware in the respective forms filed with the Commission as exhibits to the Registration Statement prior to the issuance of any of the Company Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

Upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company, the Company Shares will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares have been validly issued and are fully paid and nonassessable.

3.

The Dividend Shares and Conversion Shares issuable pursuant to the Certificate of Designations, when issued and delivered in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable.

For purposes of our opinion set forth in paragraph 3 above, we assume that the adjustment in the Mandatory Conversion Rate (as defined in the Certificate of Designations) upon the occurrence of a Fundamental Change (as defined in the Certificate of Designations) pursuant to the provisions of the Certificate of Designations represents reasonable compensation of the lost option value of the Mandatory Convertible Preferred Stock as a result of the Fundamental Change.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP